EXHIBIT 99.1

For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Closes Sale of Containerboard Packaging Assets;
Announces Second Quarter Results
FEDERAL WAY, Wash. (Aug. 5, 2008) — Weyerhaeuser Company (NYSE: WY) today reported a net loss of $96 million for the second quarter of 2008, or 45 cents per diluted share, on net sales of $3.6 billion.
This compares with net earnings of $32 million, or 15 cents per diluted share, on net sales of $4.3 billion for the same period last year.
SIGNIFICANT SECOND QUARTER 2008 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($millions)	(dollars)
Real estate impairments, reserves and land-related charges	$(206)	$(0.98)
Ownership restructuring of Uruguay assets	$101	$0.48
Changes to post-retirement benefits	$32	$0.15
Restructuring charges, primarily corporate staff	$(24)	$(0.11)
Closures and asset impairments, primarily for Wood Products	$(20)	$(0.09)
Release of tax liabilities	$14	$0.07
Excluding these items, the company earned $7 million, or 3 cents per diluted share, in the second quarter of 2008.
SIGNIFICANT SECOND QUARTER 2007 AFTER-TAX ITEMS

	After-Tax Gain	Gain (Charge) per
	(Charge)	diluted share
	($millions)	(dollars)
Closures, asset impairments and sale of Canadian distribution facilities	$(30)	$(0.14)
Early extinguishment of debt	$(27)	$(0.12)
Legal settlements and a contract termination	$(25)	$(0.12)
Sale and closure of box plant sites	$15	$0.07
Costs related to Domtar transaction	$(5)	$(0.02)
Excluding these items, the company earned $104 million, or 48 cents per diluted share, in the second quarter of 2007.
“We continue to position our company for future growth,” said Daniel S. Fulton, president and chief executive officer. “This week we took a significant step to focus our portfolio by completing the transaction with International Paper, a value-creating move for shareholders.”
“Unprecedented conditions in the housing market are reflected in the second quarter results of our Real Estate, Wood Products and Timberlands businesses. In addition, high oil and energy prices have adversely affected all of our businesses. We’re not satisfied with the results and are continuing to take restructuring action consistent with our more focused portfolio.”

SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2008	2Q 2007	Change
Net earnings (loss)	$(96)	$32	$(128)
Earnings (loss) per diluted share	$(0.45)	$0.15	$(0.60)
Net sales:
From continuing operations	$2,174	$2,959	$(785)
From discontinued operations	$1,436	$1,375	$61
Total net sales	$3,610	$4,334	$(724)
Weyerhaeuser has reclassified the Containerboard, Packaging and Recycling operations as discontinued due to the Aug. 4 sale of the segment’s assets to International Paper. Weyerhaeuser’s Australia operations have also been reclassified as discontinued operations due to the sale of these assets that occurred in July. The net sales and revenues of these operations are included in net sales from discontinued operations for the second quarters of both 2008 and 2007.
SEGMENT RESULTS FOR SECOND QUARTER (Contributions to Pre-Tax Earnings)

Millions	2Q 2008	2Q 2007	Change
Timberlands	$108	$142	$(34)
Wood Products	$(164)	$(123)	$(41)
Cellulose Fibers	$42	$48	$(6)
Containerboard, Packaging and Recycling	$105	$112	$(7)
Real Estate	$(337)	$64	$(401)
Corporate and Other	$106	$(44)	$150
TIMBERLANDS

	2Q 2008	1Q 2008	Change
Contribution to pre-tax earnings (millions)	$108	$116	$(8)
2Q 2008 Performance — Earnings from higher fee volume in the West, largely due to storm salvage efforts, were offset by rising fuel costs and seasonally higher silviculture costs in all operations. Additionally, the West incurred higher logging costs due to the salvage efforts, and log price realizations were slightly lower.
3Q 2008 Outlook — Weyerhaeuser expects third quarter earnings from Timberlands to be slightly higher than second quarter. We expect lower domestic log prices, a seasonal decline in fee harvest volumes, and higher operating costs, offset by an anticipated increase in non-strategic land sales.
WOOD PRODUCTS

	2Q 2008	1Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	$(164)	$(277)	$113
2Q 2008 Performance — Overall demand remained weak as U.S. single-family housing starts fell to a seasonally adjusted annual rate of 670,000 for the second quarter. Excluding the pre-tax items noted below, the segment’s loss was $69 million less in the second quarter.
•	Second quarter 2008 included charges of $30 million for facility closures and asset impairments.
•	First quarter 2008 included charges of $56 million for facility closures and asset impairments and $18 million for a reserve for oriented strand board litigation.
The lower loss from operations was primarily due to higher price realizations for lumber and OSB.

3Q 2008 Outlook — Weyerhaeuser expects challenging market conditions to continue into the third quarter. Operating losses are anticipated to be slightly less than second quarter.
CELLULOSE FIBERS

	2Q 2008	1Q 2008	Change
Contribution to pre-tax earnings (millions)	$42	$56	$(14)
2Q 2008 Performance — Average price realizations for both pulp and liquid packaging board increased. However, this was more than offset by higher expenses associated with scheduled annual maintenance and an increase in freight, energy and fiber costs.
3Q 2008 Outlook — Weyerhaeuser expects third quarter earnings for the segment to be significantly higher than second quarter, primarily due to fewer annual maintenance outages. Average price realizations for both pulp and liquid packaging board are expected to increase, but the benefits are expected to be partially offset by higher chemical costs.
CONTAINERBOARD, PACKAGING AND RECYCLING

	2Q 2008	1Q 2008	Change
Contribution to pre-tax earnings (millions)	$105	$89	$16
2Q 2008 Performance — Because of the announced sale of the segment’s assets to International Paper, the segment’s operations are presented as discontinued and depreciation of its assets ceased upon signing the agreement on March 15, 2008. Second quarter results do not include any depreciation. First quarter results included depreciation expense of $61 million. Excluding the effect of depreciation, second quarter earnings for the segment decreased $45 million from first quarter.
The segment had higher expenses for scheduled annual maintenance activities in the second quarter. The segment’s earnings were also negatively affected by flooding in the Midwest, which resulted in downtime at two facilities and increased costs. Average packaging price realizations increased and packaging shipments were seasonally higher.
3Q 2008 Outlook — Weyerhaeuser sold its containerboard, packaging and recycling operations to International Paper on Aug. 4. Third quarter results will only include the segment’s operations for July.
REAL ESTATE

	2Q 2008	1Q 2008	Change
Contribution (charge) to pre-tax earnings (millions)	($337)	($74)	($263)
2Q 2008 Performance — Pre-tax impairments, reserves and land-related charges for homebuilding assets and real estate investments were $311 million in the second quarter compared to $56 million in the first quarter. Excluding these charges, losses from single-family homebuilding operations increased slightly from the first quarter.
Earnings from single-family homebuilding declined due to significantly lower margins. Closings on single-family home sales increased three percent from first quarter. The backlog of homes sold, but not closed, was approximately three and one-half months.
3Q 2008 Outlook — Excluding second quarter impairments, Weyerhaeuser expects a comparable loss from this segment’s single-family homebuilding operations in the third quarter.

CORPORATE AND OTHER
Second quarter results for the Corporate and Other segment include the following pre-tax items:
•	In April 2008, the company completed the restructuring of joint ventures in Uruguay. Assets of the joint ventures were distributed to the partners in a tax-free transaction. The distribution resulted in a non-cash gain to Weyerhaeuser in the second quarter of $101 million. This gain is based on preliminary values and is subject to adjustment.
•	During the second quarter, the company changed its post-retirement benefit plans covering salaried employees and retirees in the United States. The plan changes resulted in a $365 million reduction in post-retirement liabilities and a $52 million pre-tax curtailment gain.
•	The company recognized a pre-tax charge of $34 million related to corporate restructuring activities.
•	The company recognized a pre-tax charge of $23 million to write off capitalized interest related to impaired Real Estate homebuilding assets.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Aug. 5 to discuss first quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-275-2170. Replays will be available for one week at 1-800-405-2236 (access code — 11116520#) from within North America and at 1-303-590-3000 (access code — 11116520#) from outside North America. The call is being webcast through our website at http://investor.weyerhaeuser.com by clicking on the “Q2 2008 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with the company’s expectations during the third quarter of 2008 regarding the company’s markets, earnings and performance of the company’s business segments, homebuilding starts, higher costs for energy and silviculture, additional logging and road costs, decreased annual maintenance downtime in the company’s Cellulose Fibers facilities, demand and pricing for the company’s wood products, increases in freight charges, increases in chemical and fiber costs and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:

•	The effect of general economic conditions, including the level of interest rates and housing starts;
•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;
•	Energy prices;
•	Raw material prices;
•	Chemical prices;
•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;
•	The successful execution of internal performance plans and cost reduction initiatives;
•	The level of competition from domestic and foreign producers;
•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;
•	The effect of weather;
•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	Transportation costs;
•	Legal proceedings;
•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and
•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.